Exhibit (k)(iii) under Form N-2

ADDENDUM TO THE AGENCY AGREEMENT
BY AND BETWEEN
FEDERATED PROJECT AND TRADE FINANCE TENDER FUND
AND
DST SYSTEMS, INC.

This ADDENDUM TO THE AGENCY AGREEMENT (this “Addendum”), dated as of December 6, 2016 (the “Agency Agreement”), by and between FEDERATED PROJECT AND TRADE FINANCE TENDER FUND (the “Fund”) and DST SYSTEMS, INC. (“DST”), is made effective as of June 29, 2017 (“Addendum Effective Date”) and incorporates the Agency Agreement by reference. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agency Agreement.

WHEREAS, under the Agency Agreement, DST provides to Fund the Services as described therein; and

WHEREAS, the Fund and DST now agree to add the following additional services and investment product to the Services DST provides pursuant to the Agency Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Fund and DST agree as follows:

1.       The Fund instructs and authorizes DST to provide the Services as set forth in the Agency Agreement in connection with transactions on behalf of certain Individual Retirement (“IRA”) accounts (“IRA Accounts”) featuring the Fund made available by the Fund, and offered through DST’s IRA custodial offering where DST acts as service provider. The Fund acknowledges and agrees that as part of such Services, DST will act as service provider to the custodian for such IRA Accounts. The Fund agrees that DST will perform the following functions, among others, with respect to the IRA Accounts:

• securityholder recordkeeping;

• account setup and maintenance;

•	account servicing (including returning securityholders’ initial principal investment if requested pursuant to 7-day right of revocation as allowed per statutory regulations);
•	receipt and handling of securityholders’ instructions, notices, forms and remittances;

• receipt of securityholder monies within the Fund universal bank account;

• movement of securityholder money to either the Fund or custodian cash positions;

• payment, dividend disbursement and bank account reconciliation;

•	preparing, mailing, distributing and filing all tax reports, information returns and other documents required by the Internal Revenue Code of 1986, as amended (the “Code”), with respect to IRA Accounts and withholding and submitting all taxes relating to such accounts;
•	providing all securityholder notices and other information which the custodian provides with regard to the IRA Accounts under applicable federal and state laws;
•	providing reasonable assistance to the Fund to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time);
•	solicitation and processing of securityholder paid custodial fees; and

• processing of annual custodian maintenance fees from cash or reinvested distributions.

Reimbursable expenses, including but not limited to postage and mailing, as provided in the Agency Agreement shall apply to the IRA Accounts to the same extent and for the same items as for the other Fund accounts, provided that in no event shall Fund be responsible for separate expenses related to the custodian’s processing obligations, including but not limited to filing of tax reports, information returns and other documents required by the Code.

The Fund hereby authorizes DST to (i) identify the Fund as a potential investment product for investment in the IRA Accounts on the custodian’s website and processing forms; and (ii) notify broker-dealers who are authorized by properly executed selling agreements between the broker-dealer and Federated Securities Corp. of the availability of the IRA Accounts as an investment option to their customers.

2.       In connection with providing Services for the IRA Accounts, the Fund hereby authorizes DST, acting as agent for the Fund: (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (a “Bank”) into which DST shall deposit the Fund’s funds DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund and the IRA securityholders provided for in this Addendum; (2) move money to either the Fund or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to DST, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Addendum and the Agency Agreement with respect to the IRA Accounts. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for Automated Clearing House (ACH), wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Addendum. In each of the foregoing situations, DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in accordance with the Standard of Care (as defined in the Agency Agreement, and including, among other things, with respect to DST selecting and monitoring the activities of such Bank).

3.       Representations, Warranties and Covenants. DST hereby represents, warrants and covenants that:

  Any cash account maintained at any Bank for the IRA Accounts shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;
  Any agreement between DST and any entity retained to serve as custodian for the IRA Accounts shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRA Accounts) without providing reasonable prior written notice to DST; and
  In the event that the custodian (or any successor custodian for the IRA Accounts) terminates the custodial agreement with DST (or otherwise resigns as custodian of the IRA Accounts), DST shall: (i) provide prompt notice to the Fund regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian.

4.       Investment Authority; No Fiduciary. In no event shall the Fund (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA Account or any authority or control respecting the disposition of any assets of the IRA Account; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA Account; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA Account. In no event shall the Fund be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA.

5.       No Other Changes; Conflict. Subject to the specific modifications made in this Addendum, all terms and conditions of the Agency Agreement shall remain in full force and effect and shall apply to this Addendum. In the event of any conflict or inconsistency between the provisions of the Agency Agreement and this Addendum, the provisions of this Addendum shall control with respect to the subject matter set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed in their names and on their behalf by and through their duly authorized officers as of the Addendum Effective Date.

FEDERATED PROJECT AND TRADE FINANCE TENDER FUND	DST SYSTEMS, INC.
By: /s/ J. Christopher Donahue	By: /s/ Christopher G. Shaw
Name: J. Christopher Donahue	Name: Christopher G. Shaw
Title: President	Title: Officer
Date: 06/29/17	Date: 06/19/17